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                                                                  EXHIBIT 99.2

FOR IMMEDIATE RELEASE                                   CONTACT: SUZANNE BRINK
Boulder, Colorado                                   Investor Relations Manager
January 30, 2001                                                (720) 406-4699


                  HAUSER AND AMERICAN HOME PRODUCTS ENTER INTO
                     JOINT DEVELOPMENT AND SUPPLY AGREEMENT

Hauser, Inc.(OTCBB:HAUS), announced today that it has reached agreement with American Home Products Corporation (NYSE: AHP) to jointly develop a clinically tested dietary supplement for launch in 2002. The agreement calls for Hauser to supply bulk active material, derived from a natural source. The companies have already begun initial development efforts and human clinical studies are scheduled to prove the efficacy of the product. American Home Products plans to launch this product to the mass market under the Whitehall-Robins' Centrum-Registered Trademark- brand and in the health foods channel under the Solgar label. The agreement calls for a two-year exclusive collaboration between the companies. Terms of the agreement provide for American Home Products to pay Hauser up to $500,000 in upfront and milestone payments.

Dean P. Stull, Senior Executive Vice President of Technology and founder of Hauser commented, "This is a significant development for our newly formed New Product Innovation Team and it shows that our strategy is on track. Both consumers and our customers are looking for innovative new natural products that deliver demonstrated value. We look forward to working with American Home Products because of their commitment to quality products, their marketing expertise and the global scope of their business."

"We believe Hauser is the right partner for this project," said Greg Bobyock, Global Vice President of Business Development for Whitehall-Robins, a wholly owned subsidiary of American Home Products. "They manufacture to pharmaceutical standards, which is very important to American Home Products. Safety is the number one priority for our Company and our dietary supplements are manufactured under much stricter standards than even the FDA requires. We look forward to collaborating on future proprietary projects with Hauser."

President and Chief Executive Officer of Hauser, Kenneth C. Cleveland, stated, "The product under development will compete in a large therapeutic area and we are excited by the prospects for this product in the consumer market and its potential ability to help Americans better manage their health. We are addressing the health concerns of an aging population with this and future development projects and are excited by the prospects of collaboration with American Home Products."

American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, and animal health care.

Hauser, a CUSTOMER CONNECTED-SM- company headquartered in Boulder, Colorado, is a leading supplier of herbal extracts, nutritional supplements, and pharmaceutical ingredients. The Company also provides interdisciplinary laboratory testing services, chemical engineering services, and contract research and development. The Company's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include: Botanicals International Extracts, Hauser Laboratories, Shuster Laboratories, and ZetaPharm.

                                       ###

Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.